EXHIBIT 5.25

CONSENT OF PAUL SALMENMAKI, P.ENG.

The undersigned hereby consents to the use of their report entitled “Updated Technical Report for the Los Filos Mine Complex, Guerrero State, Mexico” with an effective date of June 30, 2022 and a report date of October 19, 2022, and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of Equinox Gold Corp.

/s/ Paul Salmenmaki
By: Paul Salmenmaki, P.Eng.

Dated: October 1, 2024